ARTICLES OF AMENDMENT
                               TO
                   ARTICLES OF INCORPORATION
                               OF
                 THE DREYFUS/LAUREL FUNDS, INC.

     Pursuant to Sections 2-105, 2-605(a)(4) and 2-607 of the Maryland General Corporation Law, The Dreyfus/Laurel Funds, Inc. (the "Corporation"), a Maryland Corporation, incorporated on August 6, 1987, having its principal office in Maryland in Baltimore, Maryland, hereby adopts the following Articles of Amendment to the Corporation's Articles of Incorporation:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article FIFTH of the Articles of Incorporation, the Board, in accordance with Sections 2-105, 2-605(a)(4) and 2-607(a)(2) of the Maryland General Corporation Law, establishes and designates the following Series:

     Dreyfus Disciplined Smallcap Stock Fund
          (100 million shares)

     Dreyfus Tax-Efficient Growth Fund
          (100 million shares)

     Such Series are in addition to Series previously established and designated.


     SECOND: Whereas there are no shares of the Investor Class or Restricted Class shares of Dreyfus International Equity Allocation Fund issued or outstanding, pursuant to authority expressly vested in the Board by Article FIFTH of the Articles of Incorporation, the Board, in accordance with Sections 2-105, 2-605(a)(4) and 2-607(a)(2) of the Maryland General Corporation Law, has redesignated all Investor Class and Restricted Class shares of such Series as authorized capital stock of the Corporation, without designation of Class or Series, totalling sixty million (60,000,000) shares, available for future designation and classification by the Board.

     THIRD: The aggregate number of shares of all Classes and Series of the Corporation remains twenty-five billion (25,000,000,000), the par value per share remains $.001, and the aggregate par value of all authorized stock remains twenty-five million dollars ($25,000,000). Except as provided in the foregoing Articles FIRST and SECOND of these Articles of Amendment, the designation and aggregate number of shares of capital stock of each Series and Class that the Corporation is authorized to issue remain unchanged. All authorized shares not designated or classified previously by the Board or under the foregoing Articles FIRST and SECOND of these Articles of Amendment remain available for future designation and classification by the Board.

     FOURTH: The amendments contained herein were approved by a majority of the Board of Directors of the Corporation, and no stock of the Corporation entitled to be voted on the matters contained in the amendments set forth in these Articles of Amendment was outstanding or subscribed for at the time of approval thereof by the Board, and such amendments are permitted to be made without action by stockholders of the Corporation.

     FIFTH: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, the undersigned hereby executes these Articles of Amendment on behalf of the Corporation, acknowledging it to be the act of the Corporation, and further states under the penalties of perjury that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Dated: July 30, 1998              THE DREYFUS/LAUREL FUNDS, INC.



                              By:       /s/Stephanie Pierce
                              Name:     Stephanie Pierce
                              Title:    Vice President/Assistant Treasurer


                              Attest:   /s/Elba Vasquez
                              Name:     Elba Vasquez
                              Title:    Vice President/Assistant Secretary